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                                                                    Exhibit 3(i)

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                          OF MATTSON TECHNOLOGY, INC.



     Mattson Technology, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), hereby certifies as follows:

     1. The Corporation was incorporated on April 3, 1997 under the name Mattson Technology, Inc. Delaware pursuant to the Delaware General Corporation Law.

     2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law and restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

     3. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:



FIRST:    The name of the Corporation is Mattson Technology, Inc. (hereinafter
-----     sometimes referred to as the "Corporation").

SECOND:   The address of the registered office of the Corporation in the State
------ of Delaware is Incorporating Services, Ltd., 15 East North Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.

THIRD:    The purpose of the Corporation is to engage in any lawful act or
----- activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:

     A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Twenty-Two Million (122,000,000) Shares consisting of:

               1. One Hundred Twenty Million (120,000,000) shares of Common Stock, par value one-tenth of one cent ($.001) per share (the "Common Stock"); and

               2. Two Million (2,000,000) shares of Preferred Stock, par value one-tenth of one cent ($.001) per share (the "Preferred Stock").
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     B.   The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

FIFTH:    The following provisions are inserted for the management of the
----- business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

     D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board of Directors, the President or the Chief Executive Officer.

SIXTH:
-----
     A. The number of directors shall be seven (7) or such other number as may from time to time be established, and directors shall be nominated and elected, in accordance with the Delaware General Corporation Law and the Bylaws of the Corporation. The directors shall be divided into three classes with the term of office of the first class to expire at the annual meeting of the stockholders to be held in 2001, the term of office of the second class to expire at the annual meeting of stockholders to be held in 2002, the term of office of the third class to expire at the annual meeting of stockholders to be held in 2003, and thereafter for each such term to

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          expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     B. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, or other cause (including removal from office by a vote of the stockholders) may be filled only in accordance with the Delaware General Corporation Law and the Bylaws of the Corporation.

SEVENTH:  The Board of Directors is expressly empowered to adopt, amend or
------- repeal Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

EIGHTH:   A director of the Corporation shall not be personally liable to the
------ Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH:    The Corporation reserves the right to amend or repeal any provision
----- contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, t hat, notwithstanding any other provision of this
          --------
          Certificate of

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          Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed as of December 11, 2000.

                                        MATTSON TECHNOLOGY, INC.


                                        By:  /s/ Brad Mattson
                                             --------------------------

                                        Its:   Chief Executive Officer
                                             --------------------------

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